HAMMONDS INDUSTRIES, INC.
(OTCBB: “HMDI”)
601 CIEN STREET, SUITE 235, KEMAH, TX 77565-3077
Tel: (281) 334-9479   Fax: (281) 334-9508
www.americanii.com       email: amin@americanii.com

HAMMONDS INDUSTRIES, INC.
ANNOUNCES CHANGE IN AUDITORS

Houston / Kemah, Texas – June 6, 2008  Hammonds Industries, Inc. (OTCBB: HMDI) today announced its Board of Directors has selected GBH CPAs, PC (“GBH”) to serve as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2008.  GBH replaces the Company’s previous independent registered accountants, GLO CPAs LLLP (“GLO”).

We have had a very positive relationship with GLO, however, we believe GBH offers our shareholders the best combination of cost and quality and we look forward to working with their team.

The change was recommended by the Company’s Audit Committee. The Company and GLO did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreement, if not resolved to the satisfaction of GLO, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the Company’s consolidated financial statements.

About Hammonds Industries
Hammonds Industries, the premier provider of military aviation fuel additive systems, is revolutionizing material handling and airline towing systems with its Hammonds’ ODV® – the omni directional vehicle which easily tows heavy loads in any direction. Hammonds Industries has designed and manufactured specialized products, primarily for government, aviation and military customers for over 25 years. Founded in 1982, the company has a long-standing reputation for innovation. Hammonds’ products include patented systems for blending and injecting fuel additives, systems for blending water treatment chemicals, as well as fuel handling products. Hammonds is a subsidiary of American International Industries, Inc. (NasdaqCM: AMIN).

To view Hammonds’s products and for additional information about the company, please visit http://www.hammondscos.com, http://www.hammondsodv.com, and http://www.waterchlorination.com.

For more information about HMDI, contact Rebekah Ruthstrom at 281-334-9479 or e-mail amin@americanii.com.

Private Securities Litigation Reform Act Safe Harbor Statement:

The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those that we may anticipate in each of our segments reflected by our subsidiaries' operations include without limitations, continued acceptance of our products and services, continued growth in the energy sector, increased levels of competition, the dependence upon adequate financing, third party suppliers and the ability to hire and retain qualified management for its operating subsidiaries, and the regulatory environment in the segments in which we operate. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof.